NICHOLAS LIBERTY FUND
A SERIES OF NICHOLAS FAMILY OF FUNDS, INC.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS


Arthur Andersen LLP, 100 East Wisconsin Avenue, P.O. Box 1215,
Milwaukee, Wisconsin, 53201-1215, served as the independent auditors of the Fund for the period from November 30, 2001 (the Fund's inception) through December 31, 2001, and in that capacity audited the Fund's annual financial statements and prepared its tax returns. On November 26, 2001, the Board of Directors selected Arthur Andersen LLP as the Fund's independent auditors for the year ended December 31, 2002. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice arising out of the destruction of documents relating to Arthur Andersen's audit of Enron Corp. In light of the conviction and other events surrounding Arthur Andersen LLP, the Board of Directors determined that it would no longer be appropriate to retain Arthur Andersen LLP as the Fund's independent auditors for the year ended December 31, 2002, and, accordingly, on July 19, 2002, terminated the selection of Arthur Andersen LLP as the Fund's independent auditors.

None of the reports of Arthur Andersen LLP on the financial statements of the Fund for of the fiscal year for which Arthur Andersen served as the Fund's independent auditors contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, during such fiscal year and the interim period between December 31, 2001, through July 19, 2002
(the date that the Board of Directors determined to terminate the selection of Arthur Andersen LLP as the Fund's independent auditors), there were no disagreements between the Fund and Arthur Andersen LLP with respect to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. The decision to dismiss Arthur Andersen LLP as the Fund's independent auditors was approved by the Fund's Board of Directors.

The Board of Directors of the Fund considered proposals from four accounting firms to replace Arthur Andersen as the Fund's independent auditors. As permitted by the emergency rules and orders released by the Securities and Exchange Commission on March 18, 2002, the Board of Directors, including a majority of those members of the Board of Directors who are not interested persons of the Fund, on July 19, 2002, selected Deloitte & Touche LLP as the independent auditors of the Fund for the year ended December 31, 2002, subject to the completion of the client acceptance process by Deloitte & Touche LLP.